Exhibit 10.5

February 6, 2012

To

Mikroman Madencilik Mining

Hisarardi Koyo

Yatagan Mugla

Turkey

Dear Murat, Serhat, Karabay

Following our discussions, here is a summary of our agreement re supply during 2012.

1. Quantities

Caesarstone’s working plan for year 2012 is as follows:

Product		Quantity 2012 (tons)
1	*	*
2	*	*
3	*	*
4	*	*
5	*	*
6	*	*
7	*	*
8	*	*

The above is Caesarstone’s working plan with a purchases non-binding projection for year 2012 (the “Estimated Quantities”). As always, CaesarStone will deliver to Microman a binding Purchase Order on a monthly basis, and Microman shall supply to CaesarStone all such Purchase Orders up to the Estimated Quantities.

2. Prices – during 2012 the Microman will charge from Caesarstone the following prices:

fraction * – * US$ per ton FOB Izmir

* (G) - * US$ per ton FOB Izmir

* (powder) – * US$ per ton FOB Izmir

Payment terms shall be as applied during 2011.

This summary serves as an addendum to the agreement entered between Caesarstone and Microman on September 27, 2010 and constitutes an integral part thereof.

If the foregoing meets with your approval and acceptance, please so indicate by signing both counterparts of this Letter Agreement as provided below and return one fully executed copy to us.

CaesarStone Sdot-Yam Ltd
By: Yosef Shiran
Chief Executive Officer

We hereby approve our consent to all of the above.

Microman Madencilik Mining	Date

By: